Exhibit 99.1

Kelly Services® Announces Departure of Chief Financial Officer,

Appointment of Acting Chief Financial Officer

TROY, Mich. – February 26, 2015 – Kelly Services, Inc. (NASDAQ: KELYA, KELYB), a global leader in providing workforce solutions, today announced that Patricia A. Little will step down as the Company’s Executive Vice President and Chief Financial Officer (CFO) effective March 13, 2015, to pursue an opportunity outside of the Company. Concurrently, Mr. Olivier Thirot, Kelly’s Senior Vice President, Corporate Controller and Chief Accounting Officer, will assume the role of Acting CFO, reporting to the Company’s President and Chief Executive Officer, Carl T. Camden.

Mr. Thirot brings more than 25 years of extensive financial and accounting experience to the position, having managed several key finance functions at Bacardi Ltd. and L. Raphael, a start-up company based in Geneva, where he served as Chief Financial Officer. Prior to his current role as Senior Vice President, Corporate Controller and Chief Accounting Officer, Mr. Thirot was responsible for the finance functions in Kelly Services’ EMEA and APAC regions. He joined the Company in 2008.

Mr. Camden commented, “I want to thank Patricia for her considerable contributions as a member of Kelly’s leadership team. She has been instrumental in helping develop and implement our long-term growth strategy. We are grateful for her years of service and wish her continued success.”

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About Kelly Services

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a global leader in providing workforce solutions. Kelly® offers a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire and direct-hire basis. Serving clients around the world, Kelly provided employment to approximately 555,000 employees in 2014. Revenue in 2014 was $5.6 billion. Visit kellyservices.com and connect with us on Facebook, LinkedIn, & Twitter.

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ANALYST CONTACT:	MEDIA CONTACT:

James Polehna	Jane Stehney
(248) 244-4586	(248) 244-5630
james_polehna@kellyservices.com	jane_stehney@kellyservices.com